Exhibit 5.1

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

December 9, 2003

Penn Virginia Resource Partners, L.P.

Penn Virginia Resource GP, LLC

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), and Penn Virginia Resource GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by a selling unitholder from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of 2,763,158 common units representing limited partner interests in the Partnership (the “Units”). We have also participated in the preparation of the Prospectus Supplement dated December 9, 2003 (“Prospectus Supplement”) and Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 as declared effective on August 1, 2003 (the “Registration Statement”) to which this opinion is an exhibit.

As the basis for the opinions hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

2.	The Units have been duly authorized, validly issued, and except for 52,700 common units currently held in escrow pending the transfer of certain coal reserves to the Partnership, fully paid and nonassessable.

December 9, 2003

The opinions expressed herein are qualified in the following respects:

A.	We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	In conducting our examination of documents executed by parties other than the Partnership and the General Partner, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

D.	This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.